Exhibit 10.1

Unsecured Lump Sum Payment Promissory Note

LUMP SUM PAYMENT PROMISSORY NOTE

(the “Note”)

Principal Amount: U.S. $250,000.00 Deerfield Beach, Florida

Dated as of March 3, 2026

Capstone Companies, Inc., a Florida corporation subject to the reporting requirements of the Securities Exchange Act of 1934, (the “Maker”), promises to pay to the order of eBliss Global, Inc., a private Delaware corporation, (“Payee”) the principal sum of TWO HUNDRED FIFTY THOUSAND U.S. Dollars (U.S. $250,000.00), or such lesser amount as shall have been received by Maker from Payee in good funds on deposit, (the “Principal”) and shall remain unpaid under this Note on the “Maturity Date” (as defined in Section 1(a) below) in lawful money of the United States of America, and on the terms and conditions described below. The Principal shall be deposited by wire transfer to Maker’s U.S. corporate bank account (“Maker’s Account”) by Payee on the date that this Note is signed by Maker and Payee or within two (2) business days thereafter. All payments of amounts owed under this Note by Maker to the Payee shall be paid by wire transfer to the U.S. corporate bank account designed in writing by Payee (“Payee’s Account”) and shall be paid in the name of the Payee.

1.       Principal; Certain Defined Terms. (a) Principal. The entire unpaid Principal and all interest accrued thereon (as defined in Section 2 below) shall be due and payable in full on the first annual anniversary of the date on which the Principal is received by the Maker in good funds on deposit in its Maker’s Account (the “Maturity Date”).

(b)       Certain Defined Terms. “Affiliate” has the meaning set forth in 17 Code of Federal Regulations §230.405. “Business day” means any day on which the banks in Broward County, Florida are open for business on regular operating hours. “Funding Date” is the date on which the Maker receives the Principal in good funds on deposit in Maker’s Account. “Business Transaction” means a transaction or event in which a Person obtains control of the Maker, which transaction or event includes, without limitation: a reorganization, merger or consolidation; issuance or exchange of Maker’s securities that exceeds thirty percent (30%) of the issued and outstanding shares of capital stock of Maker with voting rights (including in the calculation the full conversion of any securities of Maker into voting securities of the Maker); a sale or other disposition of all or substantially all of the assets; a joint venture or strategic alliance for development of a business line; or a transaction or an event causing the directors of the Maker as of the Funding Date to no longer constitute a majority of the Maker’s Board of Directors (other than as the result of election of directors by shareholders at an annual meeting of Maker’s Common Stock shareholders). “Control” means either owning or controlling fifty percent (50%) or more of the outstanding voting securities, or having the present, contractual power or other authority to designate fifty percent (50%) or more of the directors or equivalent positions, or controlling the executive management of an entity. “Person” means any individual, group, corporation, partnership, limited liability company, business trust, other trust, association, organization, or other entity, including a group within the meaning of Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934 and rules thereunder, who is not the Payee or any of its respective affiliates or the Maker.

2.       Interest on Principal. Simple annual interest shall accrue on the unpaid Principal at SEVEN PERCENT (7%)(accrued interest on Principal shall be referred to as the “Interest”).

3.       Pre-Payment; Application of Payments; Secondary Liability. The unpaid Principal and Interest may be prepaid at any time without penalty or charge. All amounts paid under this Note shall be applied first to payment in full of any costs incurred in the collection of any amount due under this Note, including, without limitation, reasonable attorney’s fees awarded by a court, then to the payment in full of any late charges, then to reduction of any accrued and unpaid Interest and finally to the reduction of the unpaid Principal. Under no circumstances shall any individual, including but not limited to any officer, director, employee, shareholder or agent of the Maker, be obligated personally for any obligations or liabilities of the Maker under this Note.

4. Events of Default. The following shall constitute an event of default and breach of this Note (“Event of Default”):

(a) Failure to Make Required Payments. Failure by Maker to pay the unpaid Principal and Interest on the Maturity Date, except that the Maker shall have a fifteen (15) day cure period after the Maturity Date for payment of Principal and Interest due on the Maturity Date.

(b) Voluntary Bankruptcy. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or all or substantially all of Maker’s assets, or the making by it of any assignment of assets for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy. The entry of a decree or order for relief by a court having competent jurisdiction in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

(d) Deregistered. The Maker no longer has a class of equity securities registered under Section 12(g) or Section 12(b) of the Securities Exchange Act of 1934, or its shares of Common Stock are no longer quoted on a tier of The OTC Market Group, and the Maker fails to remedy an Event of Default under this Section 4(d) within sixty (60) days after the occurrence of the Event of Default.

5. Remedies. (a) Upon the occurrence of an Event of Default specified in Section 4(a) above, then, subject to any cure period, Payee shall by written notice to Maker declare the unpaid Principal and Interest to be immediately due and payable, whereupon the unpaid Principal, unpaid and accrued Interest, and all other amounts payable under this Note, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 4(b) or 4(c) or 4(d), and subject to any cure period, the unpaid Principal and unpaid and accrued Interest, and all other sums payable with regard to this Note, shall become immediately due and payable, in all cases without any action or notice on the part of the Payee.

6. Waivers. Maker waives presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note; all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note; and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment.

7. Corporate Debt. The Maker agrees and attests that the Principal is a valid corporate debt of the Maker and that this Note and the loan thereunder have been approved by the Maker’s Board of Directors. Principal shall be used as general working capital of the Maker. The Note is an unsecured corporate obligation of Maker.

8. No Shop. (a)(i) Period. For a period of ninety (90) consecutive days from the Funding Date ("Exclusivity Period"), Maker agrees not to, directly or indirectly, initiate, solicit, encourage, or engage in discussions or negotiations with, or provide any information to, any Person (other than the Payee and its authorized agents and affiliates) regarding any proposal or offer for a Business Transaction (a "Third Party Proposal"). (ii) This Section 8 shall have no force or effect upon the expiration of the Exclusivity Period, which expiration date shall commence at 12:01 a.m., local Miami, Florida time, on the day immediately following the last day of the Exclusivity Period, or upon the signing a definitive written agreement by the Maker and Payee that expressly supersedes this Note and is executed prior to the expiration of the Exclusivity Period, or the Maker entering into an agreement to consummate a “Superior Proposal” (as defined in Section 8(d) below).

(b) Notification of Third Party Proposals. Maker shall notify the Payee in writing within two (2) business days after receipt of any Third Party Proposal during Exclusivity Period, or any request for information or inquiry that could reasonably be expected to lead to a Third Party Proposal. This written notification shall include the identity of the third party and the terms and conditions of any Third Party Proposal, or related request or inquiry.

(c) Cessation of Existing Discussions. Maker agrees to cease any existing discussions or negotiations with any third parties conducted heretofore with respect to any pending Third Party Proposal upon signing of this Note by the Maker and Payee.

(d) Fiduciary Out. Notwithstanding the foregoing provisions of this Section 8, and if the Maker and Payee have not signed a written letter of intent or definitive written agreement for a Business Transaction by the sixtieth (60th) consecutive day of the Exclusivity Period, the Board of Directors of the Maker (“Board”) may, in response to a bona fide, written and unsolicited Third Party Proposal that the independent directors of the Board determines in good faith, after consultation with the Maker’s financial advisor and outside legal counsel, or the financial advisor and outside legal counsel for an independent director committee, is likely to lead to a “Superior Proposal” (as defined in Section 8(e) below), engage in discussions or negotiations with, and provide non-public information to, the third party tendering the Superior Proposal, subject to a confidentiality agreement no less restrictive than those contained in the Non-Disclosure Agreement between the Maker and Payee, dated November 16, 2025 or thereabouts. Consideration, acceptance and consummation of a Superior Proposal by Maker shall not constitute a breach of this Section 8.

(e) Defined. "Superior Proposal" is defined as a bona fide written, unsolicited offer by a third party for any Business Transaction on terms and conditions that the independent directors of the Board determine in their good faith judgment (after consultation with Maker’s or an independent director committee’s financial advisor and outside legal counsel), taking into account all legal, financial, regulatory, and other aspects of the Superior Proposal and the proposed acquirer, to be more favorable to the Maker’s public shareholders than any pending written proposal or offer for a Business Transaction by the Payee or by any of its affiliates.

(f) No Obligation to Consummate a Business Transaction. Neither this Note nor any provision herein shall obligate the Maker or Payee to negotiate or enter into a definitive agreement or letter of intent, or other legally binding agreement for, or to negotiate or consummate, any Business Transaction. No legally binding agreement for a Business Transaction, and no letter of intent by the Maker and Payee for a Business Transaction, exists as of the Funding Date and there is no assurance that any such agreement or letter of intent will ever exist, be negotiated or consummated, or that any Business Transaction will occur.

9. Representations. (a) In connection with the transactions contemplated by this Note, the Maker hereby represents and warrants to the Payee as follows: (i) Due Organization; Qualification and Good Standing. The Maker is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as now conducted; and (ii) Authorization and Enforceability. All corporate actions have been taken on the part of the Maker and its officers and directors necessary for the authorization, execution and delivery of this Note. Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, the Maker has taken all corporate action required to make all of the obligations of the Maker reflected in the provisions of this Note valid and enforceable in accordance with its terms.

(b) Payee represents to the Maker that Payee or its agents have reviewed Maker’s SEC filings and Payee understands the current business and financial condition of the Maker.

10. Governing Law; Jurisdiction. This Note, and all disputes, claims, causes of action, and controversies, as well as any defenses, arising from or based upon or related to this Note or the relationship of Maker and Payee, including those arising from or related to the negotiation, execution, performance, or breach of this Note, whether based on contract, tort, law, equity, or otherwise, shall be governed by and construed in accordance with the laws of the State of Florida, including its statute of limitations, without regard to its choice of law principles or any doctrine favoring the application of the laws of another jurisdiction. Maker and Payee each irrevocably consents and agrees that any legal proceedings arising out of or relating to or based upon this Note will be brought, tried and determined exclusively in the U.S. District Court for the Southern District of Florida or state courts for Broward County, Florida and their respective appellate courts (collectively, the “Chosen Courts”). Maker and Payee each waives any objection that it may now or hereafter have to the venue of any legal proceedings in the Chosen Courts or that any legal proceeding was brought in an inconvenient venue and agrees not to plead or claim the same. Maker and Payee also each agrees that it will not bring any legal proceeding arising out of or relating to or based upon this Note in any court other than the Chosen Courts.

11. Waiver of Jury Trial. MAKER AND PAYEE EACH HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE. MAKER AND PAYEE EACH HEREBY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH ITS LEGAL COUNSEL.

12. Public Disclosures. The Payee agrees and acknowledges that the Maker is obligated to file and will file this Note as an exhibit to a Current Report on Form 8-K (“Form 8-K”) with the U.S. Securities and Exchange Commission or “SEC”, and disclose the terms and conditions of this Note and related matters in the body of the Form 8-K, which Form 8-K will be filed within four (4) business days of the date that the Maker and Payee sign this Note. Further, public disclosures about this Note and related matters will be disclosed in the Maker’s subsequent SEC filings, on Maker’s corporate website and possibly posted on the authorized Maker’s Social Media accounts. While Maker will endeavor to solicit Payee’s comments on the Form 8-K and related public disclosures therein prior to filing with the SEC or making the related public disclosures, the Maker shall be entitled to file the Form 8-K and make related public disclosures without the consent or review of the Payee. However, Maker and Payee agree that no press release about this Note will be issued without the prior written consent of the Maker and Payee.

13. Severability. If any provision of this Note is deemed to be invalid by reason of the operation of law, or by reason of the interpretation placed thereon by any administrative agency or any court, the Maker and Payee shall negotiate an equitable adjustment in the provisions of the same in order to effect, to the maximum extent permitted by law, the purpose of this Note and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby and shall remain in full force and effect.

14. Entire Agreement; Amendment; Waiver. This Note sets forth all the terms and conditions of the agreement of the Maker and Payee for the subject matters stated in this Note. Any amendment of this Note or any waiver of any provision in this Note may be made with, and only with, the written consent of the Maker and the Payee.

15. Time of Essence. Time is of essence with respect to this Note and obligations of Maker and Payee under this Note.

16. Limitation on Interest. In no event will any Interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Maker under this Note exceeds the maximum rate, then the excess sum will be credited by the Payee as a payment of Principal.

17. Expenses. Maker and Payee will each pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Note.

18. Headings. The headings used in this Note are included for convenience only and are not to be considered in construing or interpreting this Note.

19. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Note will inure to the benefit of, and be binding upon, the respective successors and assigns of the Maker and Payee; provided, however, that the Maker may not assign its obligations under this Note without the prior written consent of the Payee. This Note is for the sole benefit of the Maker and Payee and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Note.

20. Counterparts. This Note may be executed in one or more counterparts, all of which taken together shall be deemed and considered one and the same instrument and agreement and same shall become effective when counterparts have been signed by Maker and Payee and each of them has delivered its signed counterpart to the other. A digital reproduction, portable document format (“.pdf”) or other reproduction of this Note may be executed by Maker or Payee and delivered by Maker or Payee by electronic signature (including signature via DocuSign or similar services), electronic mail or any similar electronic transmission device pursuant to which the signature of or on behalf of Maker or Payee, as case may be, can be seen. Said execution and delivery shall be considered valid, binding and effective for all purposes.

21. Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the recipient to be notified; (b) when sent by confirmed email or confirmed facsimile; (c) seven (7) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. The address/contact information for the Maker and Payee are set forth below. Maker or Payee may change its notice address upon two (2) business days’ prior written notice.

Maker: Capstone Companies, Inc.

Address: Number 144-V, 10 Fairway Drive , Suite 100 , Deerfield Beach, Florida 33441

Telephone: (954) 570-8889, ext. 313

Email: swallach@capstonecompaniesinc.com

Attn: Stewart Wallach, Chairman of the Board of Directors

Payee: eBliss Global, Inc., a Delaware corporation

Address: [provided under separate cover]

Telephone: [provided under separate cover]

Email: [provided under separate cover]

ATTN: Bill Klehm, Chief Executive Officer and Chairman of the Board of Directors

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year written below.

MAKER: CAPSTONE COMPANIES, INC., a Florida corporation

By: /s/ Stewart Wallach

Stewart Wallach, Chairman of the Board of Directors

Date: March 2, 2026

ACCEPTED AND AGREED BY PAYEE

eBliss Global, Inc., a Delaware corporation

By: /s/ Bill Klehm

Bill Klehm, Chief Executive Officer and

Chairman of the Board of Directors

Date: March 3, 2026